UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Gee, Robert E.
   69 DeBell Drive
   Atherton, CA U.S.A. 94027
2. Issuer Name and Ticker or Trading Symbol
   CLX Energy, Inc. CLXE
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   ###-##-####
4. Statement for Month/Year
   02/28/99
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |2/2/99|P   | |839851            |A  |$.04763    |                   |      |                           |
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Common Stock               |2/2/99|P   | |104981            |A  |$.04763    |947332             |I     | [1]                       |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
None                  |        |     |    | |           |   |     |     |None        |       |       |            |   |            |
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Explanation of Responses:
1. Mr. Gee is (i) the trustee for the Gee Family Separate Property Account, which owns 2,500 shares of CLX Energy, Inc. common stock (the "Common Stock");
(ii) the general partner of BKM Limited Partnership, which owns 839,851 shares of Common Stock; and (iii) the trustee of the Gee Family Trust dtd. 12-23-92, which owns 104,981 shares of Common Stock.

/s/ Robert E. Gee
SIGNATURE OF REPORTING PERSON
/Signature/
Robert E. Gee
DATE
3/4/99